As filed with the Securities and Exchange Commission on May 5, 2009	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCLARO, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2584 Junction Avenue
San Jose, California 95134
(Address, including zip code, of Registrant’s principal executive offices)

Avanex Corporation 1998 Stock Plan, as amended
Avanex Corporation 1999 Director Option Plan, as amended
Holographix Inc. 2000 Stock Option Plan, as amended
(Full title of the plans)

Alain Couder
President and Chief Executive Officer
Oclaro, Inc.
2584 Junction Avenue
San Jose, California 95134
(408) 383-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kate Rundle, Esq.
Executive Vice President and General Counsel
Oclaro, Inc.
2584 Junction Avenue
San Jose, California 95134
(408) 383-1400

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee (2)
Common Stock $0.01 par value per share	14,401,963 (3)	$0.82 - $17.86	$40,379,675.36	$2,253.19
Registration Fee Offset (4)				$2,141.56
Total				$111.63

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price (a) for outstanding options granted pursuant to the plans of Avanex Corporation and assumed by the Registrant are based upon the weighted average exercise price of these outstanding options, (b) for outstanding restricted stock units granted pursuant to the plans of Avanex Corporation and assumed by the Registrant are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Global Market on May 1, 2009, and (c) for shares reserved for future grant pursuant to the Avanex Corporation 1998 Stock Plan that was assumed by the Registrant are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Global Market on May 1, 2009.

(3)	Represents Registrant’s shares of Common Stock (a) issuable pursuant to outstanding stock options and outstanding restricted stock units granted under the Avanex Corporation plans listed above and assumed by the Registrant, and (b) reserved for future grant pursuant to the Avanex Corporation 1998 Stock Plan (the “1998 Plan”) that was assumed by the Registrant, which such outstanding stock options and outstanding restricted stock units and the 1998 Plan were assumed by the Registrant on April 27, 2009 pursuant to an Agreement and Plan of Merger and Reorganization, by and among the Registrant, Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant, and Avanex Corporation (the “Merger Agreement”).

(4)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee is offset by registration fees previously paid by Avanex Corporation, which is now a wholly owned subsidiary of the Registrant, with respect to unsold shares of Common Stock registered under the following Registration Statements on Form S-8 filed by Avanex Corporation:

						Maximum		Proposed
						Offering		Maximum	Amount of
			Total		Number of	Price per		Aggregate	Registration
Registration			Shares		Shares	Share Paid		Offering Price	Fee Paid for
Statement	Registration	Plans Under Which	Originally		Carried Over	on Shares		for Shares	Shares
Filed	Statement	Shares Registered	Registered		(A)	Carried Over		Carried Over	Carried Over

		Avanex Corporation
05/02/2008	333-150609	1998 Stock Plan	1,200,000	(B)	1,200,000	$12.23	(B)	$14,670,000.00	$576.53

		Avanex Corporation
10/12/2004	333-119690	1998 Stock Plan	400,000	(B)	400,000	$29.85	(B)	$11,940,000.00	$1,512.80

		Avanex Corporation
05/02/2008	333-150609	1999 Director Plan	30,000	(B)	30,000	$12.23	(B)	$366,750.00	$14.41

		Avanex Corporation
10/12/2004	333-119690	1999 Director Plan	10,000	(B)	10,000	$29.85	(B)	$298,500.00	$37.82

Total									$2,141.56

(A)	Set forth for purposes of calculating the registration fee offset only. Does not give effect to the exchange ratio of 5.426 shares of Common Stock of the Registrant for each share of Common Stock of Avanex Corporation as set forth in the Merger Agreement.

(B)	The Number of Shares Carried Over and Maximum Offering Price per Share Paid on Shares Carried Over give effect to the 15:1 reverse stock split of the shares of Common Stock of Avanex Corporation that was effected on August 13, 2008.
     The chart below details the calculation of the registration fee:

	Number of	Offering Price
Title of Securities to be Registered (1)	Shares	Per Share	Aggregate Offering Price

Common Stock, par value $0.01 per share, issuable pursuant to outstanding options under the Avanex Corporation 1998 Stock Plan	4,979,440	$5.93	$29,528,079.20

Common Stock, par value $0.01 per share, issuable pursuant to outstanding restricted stock units under the Avanex Corporation 1998 Stock Plan	2,009,079	$0.82	$1,647,444.78

Common Stock, par value $0.01 per share, reserved for future grant pursuant to the Avanex Corporation 1998 Stock Plan	7,141,071	$0.82	$5,855,678.22

Common Stock, par value $0.01 per share, issuable pursuant to outstanding options under the Avanex Corporation 1999 Director Option Plan	271,218	$12.27	$3,327,844.86

Common Stock, par value $0.01 per share, issuable pursuant to outstanding options under the Holographix Inc. 2000 Stock Option Plan	1,155	$17.86	$20,628.30

Proposed Maximum Offering Price			$40,379,675.36

Registration Fee			$2,253.19

Registration Fee Offset			$2,141.56

Total Fee Required			$111.63

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008 filed with the Commission on September 5, 2008 (the “2008 Form 10-K”);
     (b) The Registrant’s Quarterly Reports on Form 10-Q for (i) the quarterly period ended September 27, 2008 and filed with the Commission on November 4, 2008 and (ii) the quarterly period ended December 27, 2008 and filed with the Commission on February 5, 2009;
     (c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 27, 2009 (other than the information under Item 2.02 and the related exhibit furnished therewith), January 28, 2009, January 29, 2009, February 24, 2009, March 13, 2009, April 9, 2009, April 13, 2009, April 27, 2009 (other than the information under Item 2.02 and the related exhibit furnished therewith), and May 1, 2009;
     (d) The information specifically incorporated by reference into the 2008 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on September 18, 2008; and
     (e) The description of the securities contained in the Registrant’s Current Report on Form 8-K dated September 10, 2004, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.
     For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article SEVENTH of the Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
     Article EIGHTH of the Registrant’s restated certificate of incorporation provides that a director or officer of the Registrant:
     (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) brought against him (i) by reason of his position as a director or officer of the Registrant or, if serving at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or (ii) by reason of any action alleged to have been taken or omitted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and
     (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action or suit by or in the right of the Registrant brought against him (i) by reason of his position as a director or officer of the Registrant or, if serving at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or (ii) by reason of any action alleged to have been taken or omitted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.
     Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, or an appeal from any such action, suit or proceeding, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.
     Article EIGHTH of the Registrant’s restated certificate of incorporation further provides that the indemnification provided therein is not exclusive.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     Section 102(b) of the General Corporation Law of the State of Delaware permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant. In addition, the Registrant has entered into, or will enter into, indemnification agreements with each of its officers and directors pursuant to which the Registrant will indemnify such directors and officers if certain conditions are satisfied.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

Exhibit	Exhibit
Number	Description

3.1	Amended and Restated Bylaws of Oclaro, Inc., as amended.

3.2	Restated Certificate of Incorporation of Oclaro, Inc., as amended.

4.1	Reference is made to Exhibits 3.1 and 3.2.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1(1)	Avanex Corporation 1998 Stock Plan, as amended.

99.2(2)	Avanex Corporation 1999 Director Option Plan, as amended.

99.3(3)	Holographix Inc. 2000 Stock Option Plan, as amended.

(1)	Incorporated by reference to Exhibit 10.2 filed with Avanex Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Commission on September 5, 2008 (File No. 000-29175).

(2)	Incorporated by reference to Exhibit 10.5 filed with Avanex Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Commission on September 5, 2008 (File No. 000-29175).

(3)	Incorporated by reference to Exhibit 4.2 filed with Avanex Corporation’s Registration Statement on Form S-8 filed with the Commission on August 3, 2000 (File No. 333-42952).
Item 9. Undertakings.
1. The undersigned Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on May 4, 2009.

OCLARO, INC.
By:	/s/ Alain Couder
Alain Couder
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alain Couder, Jerry Turin and Kate Rundle, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alain Couder	President, Chief Executive Officer and Director	May 4, 2009

Alain Couder	(Principal Executive Officer)

/s/ Jerry Turin	Chief Financial Officer	May 4, 2009

Jerry Turin	(Principal Financial and Accounting Officer)

/s/ Bernard Couillaud	Chairman of the Board	May 4, 2009

Bernard Couillaud

/s/ Giovanni Barbarossa	Director	May 1, 2009

Giovanni Barbarossa

/s/ Edward Collins	Director	May 1, 2009

Edward Collins

/s/ Greg Dougherty	Director	May 2, 2009

Greg Dougherty

/s/ Lori Holland	Director	May 1, 2009

Lori Holland

/s/ Joel A. Smith, III	Director	May 2, 2009

Joel A. Smith, III

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description

3.1	Amended and Restated Bylaws of Oclaro, Inc., as amended.

3.2	Restated Certificate of Incorporation of Oclaro, Inc., as amended.

4.1	Reference is made to Exhibits 3.1 and 3.2.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1(1)	Avanex Corporation 1998 Stock Plan, as amended.

99.2(2)	Avanex Corporation 1999 Director Option Plan, as amended.

99.3(3)	Holographix Inc. 2000 Stock Option Plan, as amended.

(1)	Incorporated by reference to Exhibit 10.2 filed with Avanex Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Commission on September 5, 2008 (File No. 000-29175).

(2)	Incorporated by reference to Exhibit 10.5 filed with Avanex Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the Commission on September 5, 2008 (File No. 000-29175).

(3)	Incorporated by reference to Exhibit 4.2 filed with Avanex Corporation’s Registration Statement on Form S-8 filed with the Commission on August 3, 2000 (File No. 333-42952).